Exhibit 5.2

Davis Polk & Wardwell London llp The Whittington Building 4A Frederick’s Place London EC2R 8AB davispolk.com

August 17, 2026

Lloyds Banking Group plc 33 Old Broad Street London EC2N 1HZ United Kingdom

Ladies and Gentlemen:

We have acted as special United States counsel for Lloyds Banking Group plc, a public limited company organized under the laws of Scotland (the “Company”), in connection with the Company’s offering of $1,250,000,000 aggregate principal amount of the Company’s 5.203% Senior Callable Fixed-to-Fixed Rate Notes due 2032 (the “2032 Senior Notes”) and $1,250,000,000 aggregate principal amount of the Company’s 5.696% Senior Callable Fixed-to-Fixed Rate Notes due 2037 (together with the 2032 Senior Notes, the “Securities”), in an underwritten public offering pursuant to (i) the Underwriting Agreement dated August 10, 2026 (the “Base Underwriting Agreement”) and (ii) the Pricing Agreement dated as of August 10, 2026 (the “Pricing Agreement” and, together with the Base Underwriting Agreement, the “Underwriting Agreement”). The Securities are to be issued pursuant to the provisions of the senior debt securities indenture dated as of July 6, 2010, as amended by the First Supplemental Indenture dated as of July 6, 2016 (the “Senior Indenture”) between the Company and The Bank of New York Mellon, acting through its London Branch, as trustee (the “Trustee”), as supplemented by the twenty-fourth supplemental indenture dated as of the date hereof among the Company, the Trustee, The Bank of New York Mellon, acting through its London Branch, as paying agent and The Bank of New York Mellon SA/NV, Dublin Branch, as senior debt security registrar (the “Senior Debt Security Registrar”) (the “Twenty-Fourth Supplemental Indenture” and, together with the Senior Indenture, the “Indenture”, and the Indenture, together with the Securities, the “Documents”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Davis Polk & Wardwell London LLP is a limited liability partnership formed under the laws of the State of New York, USA and is authorised and regulated by the Solicitors Regulation Authority with registration number 566321.
Davis Polk includes Davis Polk & Wardwell LLP and its associated entities

Lloyds Banking Group plc

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

(1)	Assuming that the Senior Indenture and the Twenty-Fourth Supplemental Indenture have been duly authorized, executed and delivered by the Company insofar as Scots law is concerned, the Senior Indenture and the Twenty-Fourth Supplemental Indenture have been duly executed and delivered by the Company, and assuming that the Senior Indenture and the Twenty-Fourth Supplemental Indenture have been duly authorized, executed and delivered by each of the Company, the Trustee and the Senior Debt Security Registrar and that each of the Company, the Trustee and the Senior Debt Security Registrar has full power, authority and legal right to enter into and perform its obligations thereunder, the Senior Indenture and the Twenty-Fourth Supplemental Indenture constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, provided that we express no opinion as to the validity, legally binding effect or enforceability (i) of any provision expressed to be governed by Scots law or (ii) of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest; and

(2)	Assuming that the Securities have been duly authorized, executed and delivered by the Company insofar as Scots law is concerned, the Securities, when authenticated in accordance with the terms of the Indenture and delivered and paid for in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, provided that we express no opinion as to the validity, legally binding effect or enforceability (i) of any provision expressed to be governed by Scots law or (ii) of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

Our opinions in paragraphs (1) and (2) are subject to (i) the effects of applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability and (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights.

We express no opinion with respect to the provisions in the Securities relating to the acknowledgement of and consent to the exercise of any U.K. bail-in power (as defined therein) or Section 3.16 of the Twenty-Fourth Supplemental Indenture.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, the Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate. Insofar as the foregoing opinion involves matters governed by Scots law, we have relied, without independent inquiry or investigation, on the opinion of CMS Cameron McKenna Nabarro Olswang LLP, special legal counsel in Scotland for the Company, dated as of August 17, 2026, to be filed as an exhibit to a report on Form 6-K concurrently with this opinion.

August 17, 2026	2

Lloyds Banking Group plc

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell London LLP

August 17, 2026	3